Exhibit 99.1

KKR Financial Holdings LLC Announces Pricing of Convertible Notes

San Francisco, California – July 17, 2007 – KKR Financial Holdings LLC (NYSE: KFN) (the “Company”) announced today that it has priced $300 million aggregate principal amount of 7.000% convertible senior notes due 2012.  As part of the offering, the Company has granted the initial purchaser an option to purchase up to $45 million aggregate principal amount of additional notes.

The notes will be senior unsecured obligations of the Company and will be convertible into a combination of cash and common shares or cash only, as provided for in the indenture governing the notes. The notes will be convertible at an initial conversion rate of 31.0800 shares per $1,000 principal amount of notes, which is equal to an initial conversion price of approximately $32.175 per share. This represents an approximately 30% conversion premium based on the last reported sale price of $24.75 per share of the Company’s shares on the New York Stock Exchange on July 17, 2007.  The offering is expected to close on or about July 23, 2007, subject to customary closing conditions.

The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and any Company common shares that may be issued upon conversion of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold absent such registration or applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities.

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, the availability, terms and deployment of capital to finance planned growth, the Company’s limited liability company and organization structure and the regulatory environment in which its business operates, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Relations
Laurie L. Poggi
KKR Financial
(415)315-3718

Media
Roanne Kulakoff/Josephe Kuo
Kekst and Company
(212)521-4837/4863